Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Meten EdtechX Education Group Ltd.:

We consent to the use of our report dated June 3, 2020, with respect to the consolidated balance sheet of Meten International Education Group (operating as Meten EdtechX Education Group Ltd. after the reverse recapitalization described in Note 1 to the financial statements in the 2020 annual report on Form 20-F) and the subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities as of December 31, 2019, the related consolidated statements of comprehensive income (loss), changes in deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, before the effects of the retrospective adjustments related to the reverse recapitalization discussed in Note 1 to the financial statements in the 2020 annual report on Form 20-F, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases in 2019.

KPMG Huazhen LLP

Shenzhen, China
May 27, 2021